UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2015

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35944	33-0963637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SAR Award to Michael P. Lewis under the 2012 Incentive Compensation Plan

As contemplated by the Executive Employment Agreement, dated October 2, 2015, the Company granted a stock appreciation right (“SAR”) to Mr. Lewis pursuant to the Company’s 2012 Incentive Compensation Plan, as amended (the “Plan”). The award of the SAR was approved by the Compensation Committee of the Board and the terms of the SAR are set forth in a Stock Appreciation Rights Agreement with Mr. Lewis (the “Award Agreement”), dated as of October 19, 2015 (the “Grant Date”). The SAR provides Mr. Lewis the right to receive, upon exercise, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), based upon the appreciation in market value (determined as provided in the Award Agreement) of the shares of Common Stock covered by the SAR above a strike price of $24.41 per share.

The SAR covers an aggregate of 60,000 shares of Common Stock and is to be settled only in whole shares of Common Stock. It will vest ratably and become exercisable with respect to one fourth of the covered shares beginning on the third anniversary of the Grant Date.

The foregoing description of the SAR granted to Mr. Lewis is qualified in its entirety by the complete text of the Award Agreement filed herewith.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Stock Appreciation Rights Agreement, dated as of October 19, 2015, by and between Power Solutions International, Inc. and Michael P. Lewis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Catherine V. Andrews
Catherine V. Andrews
Secretary and General Counsel

Dated: October 22, 2015